Exhibit 99.1

Codexis Reports First Quarter 2025 Financial Results

Secured first revenue-generating contract for ECO Synthesis™ manufacturing services

Company reiterates full-year financial guidance

Six presentations to feature the ECO Synthesis platform at upcoming TIDES USA annual meeting, including three from leading CDMO collaborators

REDWOOD CITY, Calif., May 14, 2025 — Codexis, Inc. (NASDAQ: CDXS), a leading provider of enzymatic solutions for efficient and scalable therapeutics manufacturing, today announced financial results for the first quarter ended March 31, 2025, and provided a business update.

“Codexis finished the first quarter with $60 million in cash, which remains on track to fund the company through cash flow positivity by the end of 2026,” said Stephen Dilly, MBBS, PhD, Chairman and Chief Executive Officer at Codexis. “Importantly, the Q1 revenue guidance we outlined in February included a $2.5 million one-time payment from a Pharma Biocatalysis customer due in March which was received in April. Since this has no impact on our overall 2025 revenue projections, we are confident in reiterating our 2025 guidance and the current range of published analyst estimates.

“On the commercial front, we have already executed on several key milestones this year, including our first revenue-generating contract for our ECO Synthesis manufacturing services. Our ligase business is also gaining traction, reflected by the delivery of our first order to a large pharma customer, a new order from a second important drug innovator, and three key CDMO collaborators planning to highlight the performance of our ligases in their facilities at the upcoming TIDES USA meeting. Between those positive developments, several recent advancements in the siRNA therapeutic landscape, and the macro trends toward building out U.S.-based manufacturing infrastructures, we believe the broader environment is becoming increasingly favorable for our unique toolbox of enzymatic solutions.”

First Quarter and Recent Business Highlights

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In March 2025, Codexis announced its first revenue-generating contract to manufacture siRNA material in its ECO Synthesis Innovation Lab. The Company also announced that it successfully completed development of the first generation of its core ECO Synthesis enzymes, having met the pre-specified criteria to support scaling to industrial capacity.

•

Since the first of the year, Codexis has appointed Christos Richards and Cynthia Collins to its Board of Directors. Mr. Richards has over 30 years of global executive advisory and search experience in the biopharmaceutical and healthcare sectors. Ms. Collins brings a wealth of knowledge about the contract development and manufacturing organization (CDMO) landscape and currently serves as Chairman and CEO of Nutcracker Therapeutics, a company with a next generation RNA precision manufacturing platform.

•

In February 2025, Codexis appointed Arthur Levin, PhD, to its Strategic Advisory Board. Dr. Levin has three decades of experience developing oligonucleotides and is a founding member of Avidity Biosciences, a biopharmaceutical company committed to delivering a new class of RNA therapeutics called antibody oligonucleotide conjugates.

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Upcoming Milestones

•

Codexis will host two oral presentations and one poster at the 2025 TIDES USA annual meeting, taking place from May 19-22, 2025, in San Diego, California. In addition, three leading CDMOs are presenting data on their use of Codexis’ double-stranded RNA ligases to successfully combine short RNA fragments, including one co-presentation between Codexis and Bachem.

•	The Company expects to achieve pilot scale production of GLP-grade siRNA material using the ECO Synthesis Innovation Lab in 2025.

•	Codexis expects to sign a GMP scale-up partner by the end of 2025 to enable larger scale clinical and commercial siRNA production.

First Quarter 2025 Financial Highlights

“We delivered a solid performance this quarter, despite the slip of a $2.5 million customer order from Q1 to Q2,” said Georgia Erbez, Chief Financial Officer of Codexis. “As we’ve highlighted in the past, our revenue can be unpredictable as large orders such as this one can be delayed by a customer by only a few weeks. Additionally, when comparing Q1 revenue in 2024 versus 2025, it’s important to note that the first quarter of last year was higher than anticipated due to one-time revenue recognition of $6 million related to an agreement with Roche, as well as two sizable customer orders placed that quarter, further demonstrating the variability in our revenue from quarter to quarter. Notwithstanding these dynamics, we are encouraged by our momentum so far this year, remain in a strong cash position, and are confident in reiterating our 2025 guidance range.”

•

Total revenues were $7.5 million for the first quarter of 2025 compared to $17.1 million in the first quarter of 2024. The decrease was primarily due to the recognition of $6.0 million in revenue from a licensing agreement with Roche for an exclusive, global license for our double-stranded DNA ligase, as well as two sizable customer orders placed in the first quarter of 2024.

•

Product gross margin was 55% for the first quarter of 2025 compared to 49% in the first quarter of 2024. The increase in gross margin was largely due to a shift in sales toward more profitable products, and declines in less profitable, legacy products.

•

Research and Development expenses for the first quarter of 2025 were $12.9 million compared to $11.2 million in the first quarter of 2024; the increase was primarily driven by an increase in costs associated with salaries and employee costs, and higher lab supplies expense.

•

Selling, General & Administrative expenses for the first quarter of 2025 were $12.4 million compared to $12.9 million in the first quarter of 2024; the decrease was primarily due to lower legal fees and lower stock-based compensation expense.

•	The net loss for the first quarter of 2025 was $20.7 million, or $0.25 per share, compared to a net loss of $11.5 million, or $0.16 per share, for the first quarter of 2024.

•	As of March 31, 2025, the Company had $59.8 million in cash, cash equivalents and short-term investments.

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2025 Financial Guidance Reiterated

Codexis reiterated its full-year 2025 financial guidance originally issued on February 27, 2025, as follows:

•	Total revenues are expected to be in the range of $64 million to $68 million.

•	Codexis expects that its existing cash, cash equivalents and short-term investments will be sufficient to fund its planned operations through positive cash flow, expected by the end of 2026.

Conference Call and Webcast

Codexis will hold a conference call and webcast today beginning at 4:30 pm ET. A live webcast and slide presentation to accompany the conference call will be available on the Investors section of the Company website at www.codexis.com/investors. The conference call dial-in numbers are 877-705-2976 for domestic callers and 201-689-8798 for international callers.

A telephone recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers. Please use the passcode 13726635 to access the recording. A webcast replay will be available on the Investors section of the Company website for at least 90 days, beginning approximately two hours after the completion of the call.

About Codexis

Codexis is a leading provider of enzymatic solutions for efficient and scalable therapeutics manufacturing, leveraging its proprietary CodeEvolver® technology platform to discover, develop and enhance novel, high-performance enzymes. Codexis enzymes solve for real-world challenges associated with small molecule pharmaceuticals manufacturing and nucleic acid synthesis. The Company is currently developing its proprietary ECO Synthesis™ manufacturing platform to enable the scaled manufacture of RNAi therapeutics through an enzymatic route. Codexis’ unique enzymes can drive improvements such as higher yields, reduced energy usage and waste generation, improved efficiency in manufacturing and greater sensitivity in genomic and diagnostic applications. For more information, visit https://www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “suggest,” “target,” “on track,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management, including but not limited to statements regarding anticipated milestones, including product launches, technical milestones, data releases and public announcements related thereto; whether Codexis will be able to, and the timing of it entering into revenue-generating development contracts with customers regarding its ECO Synthesis™ manufacturing platform; its ability to enter into an agreement with a GMP scale-up partner regarding its ECO Synthesis™ manufacturing platform in 2025; Codexis achieving pilot scale production of GLP-grade siRNA material using the ECO Synthesis™ Innovation Lab in 2025; Codexis’ expectations regarding 2025 product revenues, R&D revenues and gross margin on product revenue, as well as its ability to fund planned operations through the end of 2026; Codexis’ ability to achieve positive cash flow around the end of 2026; potential receipt by Codexis of certain royalty payments pursuant to its recent license agreement with Alphazyme; the potential of the ECO Synthesis™ manufacturing platform, including its ability to be broadly utilized and to enable commercial-scale manufacture of

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RNAi therapeutics through an enzymatic route; and expectations regarding future demand for dsRNA. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include, among others: Codexis’ dependence on its licensees and collaborators; if any of its collaborators terminate their development programs under their respective license agreements with Codexis; Codexis may need additional capital in the future in order to expand its business; if Codexis is unable to successfully develop new technology such as its ECO Synthesis™ manufacturing platform and dsRNA ligase; Codexis’ dependence on a limited number of products and customers, and potential adverse effects to Codexis’ business if its customers’ products are not received well in the markets; if Codexis is unable to develop and commercialize new products for its target markets; if competitors and potential competitors who have greater resources and experience than Codexis develop products and technologies that make Codexis’ products and technologies obsolete; Codexis’ ability to comply with debt covenants under its loan facility; if Codexis is unable to accurately forecast financial and operational performance; and market, political and economic conditions may negatively impact Codexis business, financial condition and share price. International trade policies, including tariffs, sanctions and trade barriers, may adversely affect our business. Additional information about factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 27, 2025 and in Codexis’ Quarterly Report on Form 10-Q filed with the SEC on or about the date hereof, including under the caption “Risk Factors,” and in Codexis’ other periodic reports filed with the SEC. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Codexis’ results for the year and quarter ended March 31, 2025, are not necessarily indicative of our operating results for any future periods.

For More Information

Investor Contact

Carrie McKim

(336) 608-9706

ir@codexis.com

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Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2025	2024
Revenues:
Product revenue	$6,059	$9,551
Research and development revenue	1,484	7,522

Total revenues	7,543	17,073
Costs and operating expenses:
Cost of product revenue	2,732	4,855
Research and development	12,942	11,246
Selling, general and administrative	12,355	12,860

Total costs and operating expenses	28,029	28,961

Loss from operations	(20,486)	(11,888)
Interest income	751	909
Interest and other expense, net	(942)	(516)

Loss before income taxes	(20,677)	(11,495)
Provision for income taxes	11	10

Net loss	$(20,688)	$(11,505)

Net loss per share, basic and diluted	$(0.25)	$(0.16)
Weighted average common stock shares used in computing net loss per share, basic and diluted	82,410	69,854

Codexis, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited)

(In Thousands)

	Three Months Ended March 31,
	2025	2024
Net loss	$(20,688)	$(11,505)
Other comprehensive loss:
Unrealized loss on available-for-sale short-term investments, net of tax	(38)	(16)

Comprehensive loss	$(20,726)	$(11,521)

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Codexis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$18,319	$19,264
Restricted cash, current	504	503
Short-term investments	41,462	54,194
Financial assets:
Accounts receivable	6,442	11,920
Contract assets	1,788	4,375
Unbilled receivables	3,406	2,751

Total financial assets	11,636	19,046
Less: allowances	(49)	(162)

Total financial assets, net	11,587	18,884
Inventories	1,781	1,799
Prepaid expenses and other current assets	4,155	4,128

Total current assets	77,808	98,772
Restricted cash	1,062	1,062
Investment in non-marketable equity securities	2,798	2,798
Right-of-use assets - Operating leases, net	27,986	28,700
Property and equipment, net	15,803	14,197
Goodwill	2,463	2,463
Other non-current assets	967	1,019

Total assets	$128,887	$149,011

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,046	$2,838
Accrued compensation	6,387	11,410
Other accrued liabilities	5,117	6,223
Current portion of lease obligations - Operating leases	2,913	2,827
Deferred revenue	438	350

Total current liabilities	20,901	23,648
Deferred revenue, net of current portion	490	100
Long-term lease obligations - Operating leases	27,398	28,163
Long-term debt	29,186	28,905
Other long-term liabilities	1,283	1,268

Total liabilities	79,258	82,084

Stockholders’ equity:
Common stock	8	8
Additional paid-in capital	633,101	629,673
Accumulated other comprehensive income	14	52
Accumulated deficit	(583,494)	(562,806)

Total stockholders’ equity	49,629	66,927

Total liabilities and stockholders’ equity	$128,887	$149,011

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